Exhibit 99.2

Murphy USA Announces Updated Capital Allocation Strategy

EL DORADO, Arkansas, October 28, 2020 – Murphy USA, Inc. (NYSE:MUSA) announced today an update to its capital allocation strategy including the approval by its Board of Directors of two programs designed to return value to shareholders. The successful execution of the Company’s current strategic initiatives and its outsized earnings leverage to the most recent operating environment has enabled the Company to make significant progress against a number of its financial goals, including a target of $500 million of Adjusted EBITDA in 2021 and the expected completion of its most recent $400 million share repurchase authorization of which approximately $7 million remains for repurchase.

Given the Company’s robust cash balances and low balance sheet leverage, the Board of Directors recently authorized a new share repurchase authorization of up to $500 million to begin upon completion of the current $400 million authorization and to be executed by December 31, 2023. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may be conducted through open market transactions, privately negotiated transactions, pursuant to accelerated share repurchase programs, or otherwise. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company’s stock plans and for other corporate purposes.

With ongoing volatility and increasing uncertainty impacting equity markets, coupled with potential regulatory action or fiscal policy changes, the Company is diversifying its shareholder distribution mechanisms to provide consistent and meaningful returns of capital to shareholders, independent of the timing and magnitude of potential share repurchases. As such, the Board also authorized the initiation of a quarterly $0.25 per share dividend, or $1.00 per share annualized, with an initial quarterly dividend payable December 1, 2020 to shareholders of record as of November 13, 2020. The initial dividend rate reflects a small portion of the Company’s historical cash balances and a yield consistent with its peer dividend paying retailers.

In addition to these value-creating shareholder distributions, the Company has reaffirmed its accelerated organic growth objectives to build up to 50 New-To-Industry (NTI) locations per year beginning in 2021 of the larger 2,800 sq. ft. formats and Raze and Rebuild (R&R) 25 existing kiosks into its 1,400 sq. ft. small store format on Walmart parking lots. An NTI pipeline of over 100 locations has been developed over the past two years to be able to deliver this level of growth on a sustainable basis. Key to achieving the highest potential returns from its large and small format stores is the development and execution of enhanced food and beverage (F&B) capabilities, with several recent hires along with the upcoming renewal of the Company’s supply chain contract with Core-Mark reflecting early steps in this strategic capability building effort.

In order to accelerate the development of these critical capabilities, the Company is open to pursuing targeted M&A activity in addition to organic growth. Targets could include chains with at-scale F&B capabilities where an acquisition could deliver immediate benefits versus solely building the capabilities internally. Such an acquisition could not only be accretive, whether near term or longer term, based on synergies leveraging MUSA’s scale but also could create reverse synergies as the F&B capabilities and platforms acquired could upgrade MUSA’s existing offerings. Whether the Company builds or buys these capabilities, it intends to develop a fit-for-purpose F&B model for its portfolio of stores and a differentiated offer to its customers to enable it to achieve the highest possible returns from its organic and inorganic growth plans. The Company may also explore the potential acquisition of mid-sized regional chains where there is a strong strategic fit and that complement its organic growth strategy.

The combination of these capital allocation choices takes advantage of MUSA’s strong financial position and flexibility, accelerating organic growth plans, scale and capabilities to win in today’s challenging COVID environment, and focus on delivering exceptional and sustained value to long-term shareholders. Based on the Company’s long-term outlook, we expect to execute and deliver on our plans while maintaining a conservative balance sheet at or near 2.5-times debt-to-EBITDA ratio or lower. The updated strategy reflects a continued refinement to the capital allocation strategy and discipline that has been a hallmark of the Company since its 2013 spinoff.

Non-GAAP Financial Information

An itemized reconciliation between projected Net Income and Adjusted EBITDA for the full year 2021 is as follows:

(Millions of dollars)	Calendar Year 2021
Net Income	$204

Income taxes	$70
Interest expense, net of interest income	$48
Depreciation and amortization	$180
Other operating and nonoperating, net	$(2)

Adjusted EBITDA	$500

For purposes of this reconciliation, the midpoint of a range for each reconciling item was used, and therefore actual results for each of these reconciling items is expected to be higher or lower than the amounts shown above. The size of the ranges varies based on the individual reconciling item and assumptions made. See the Company’s most recent Form 10-K or Form 10-Q for rationale for providing non-GAAP financial metrics.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with nearly 1,500 sites located primarily in the Southwest, Southeast and Midwest United States. The company and its team of nearly 10,000 employees serve an estimated 1.7 million customers each day through its network of retail gasoline stations in 25 states. The majority of Murphy USA's sites are located in close proximity to Walmart stores. The company also markets gasoline and other products at standalone stores under the Murphy Express brand. Murphy USA ranks 262 among Fortune 500 companies.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, share repurchases and M&A activity. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic, such as COVID-19 including the impact on our fuel volumes if the gradual recoveries experienced in Q2 2020 stall or reverse as a result of any resurgence in COVID-19 infection rates and government reaction in response thereof; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; changes to the company's capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:
Christian Pikul – Vice President of Investor Relations and FP&A
Christian.Pikul@murphyusa.com

Mitchell Freer – Investor Relations Analyst
Mitchell.Freer@murphyusa.com